EXHIBIT 10.1

Non-Employee Director Compensation

Cash Compensation

Board Annual Retainer	$30,000
Scheduled Board Meeting Fees (for 100% attendance at four quarterly, regularly scheduled Board meetings)	$10,000
Special Board Meeting Fee	$1,000/special meeting
Per Diem Fee	$1,250/day for special projects and director training as authorized by the Company

Committee Member Annual Retainers:
Audit Committee	Chairman = $10,000/Members =$5,000
Compensation Committee	Chairman = $10,000/Members =$5,000
Nominating and Governance Committee	Chairman = $5,000/Members =$2,500

Equity Compensation
Board Annual Equity Award	$80,000 in restricted stock

Committee Member Annual Equity Awards:
Audit Committee	Chairman $10,000 in restricted stock/Members $5,000 in restricted stock
Compensation Committee	Chairman $10,000 in restricted stock/Members $5,000 in restricted stock
Nominating and Governance Committee	N/A

Annual cash retainers will be paid in four quarterly installments. Equity awards will be granted annually on the last day of each Board year (with the first grant date to be the date of the Company’s 2006 annual shareholders’ meeting), provided that an individual remains a Board/Committee member on such date. The shares of restricted stock granted on such date will vest immediately in recognition of service during the prior Board year. The number of shares to be granted as equity compensation will be determined by dividing the dollar amount of the applicable annual award by the fair market value per share of the Company’s common stock on the grant date, with any partial shares to be paid in cash.